MAXIM INTEGRATED PRODUCTS, INC.
$500,000,000
3.375% SENIOR NOTES DUE 2023
________________________________________
SECOND SUPPLEMENTAL INDENTURE
Dated as of March 18, 2013
To
INDENTURE
Dated as of June 10, 2010
________________________________________
WELLS FARGO BANK, NATIONAL ASSOCIATION
As Trustee
________________________________________

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01.	Relationship with Base Indenture .............................................................................................	3
Section 1.02.	Definitions ......................................................................................................................................	4

ARTICLE 2
THE NOTES

ARTICLE 3
REDEMPTION AND PREPAYEMNT

ARTICLE 4
PARTICULAR COVENANTS

ARTICLE 5
SUCCESSORS

Section 5.01.	Merger, Consolidation or Sale of Assets ....................................................................................	18

ARTICLE 6
MISCELLANEOUS

SECOND SUPPLEMENTAL INDENTURE dated as of March 18, 2013 by and between Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).
The Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 10, 2010 (the “Base Indenture”, and together with this Second Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of one or more series of the Company's debt securities.
The Company desires and has requested the Trustee pursuant to Section 9.01 of the Base Indenture to join with it in the execution and delivery of this Second Supplemental Indenture in order to supplement the Base Indenture as and to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).
Section 9.01 of the Base Indenture provides that the Company and the Trustee, without the consent of any holders of the Company's Securities, may amend or waive certain terms and conditions in the Base Indenture as permitted by Sections 9.01 and 9.02 thereof.
The execution and delivery of this Second Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.
All conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 3.375% Senior Notes due 2023 (the “Notes”):

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01. Relationship with Base Indenture. The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Base Indenture as hereby amended, but only upon the terms and conditions set forth in this Second Supplemental Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of the trust created by the Base Indenture, and without limiting the generality of the foregoing, the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Section 1.02. Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth in the Base Indenture. The following terms have the meanings given to them in this Section 1.02:
“Additional Notes” means any Notes (other than the Initial Notes) issued under this Second Supplemental Indenture in accordance with Section 2.03 hereof, as part of the same series as the Initial Notes.
“Aggregate Debt” means the sum of the following as of the date of determination:
(1)    the aggregate principal amount of the Company's Indebtedness and the Indebtedness of the Company's subsidiaries incurred after the closing date and secured by Liens not permitted by the first sentence under Section 4.01(a), and
(2)    the Company's Attributable Liens and those of the Company's subsidiaries in respect of sale and lease-back transactions entered into after the closing date pursuant to Section 4.01(b).
“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:
(1)    the fair market value of the assets subject to such transaction (as determined in good faith by the Board of Directors of the Company); and
(2)    the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities of each series issued under the Indenture, which may include debt securities in addition to the Notes, determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.
“Base Indenture” has the meaning set forth in the preamble to this Second Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).
“Change of Control” means the occurrence of any one or more of the following events:
(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's assets and the assets of its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of the Company's subsidiaries;

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Company's Voting Stock;
(3)    the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company's outstanding Voting Stock or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company's Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;
(4)    the first day on which the majority of the members of the Company's board of directors cease to be Continuing Directors; or
(5)    the adoption of a plan relating to the Company's liquidation or dissolution.
“Change of Control Date” has the meaning assigned to such term in Section 4.03.
“Change of Control Offer” has the meaning assigned to such term in Section 4.03.
“Change of Control Payment Date” has the meaning assigned to such term in Section 4.03.
“Change of Control Purchase Date” has the meaning assigned to such term in Section 4.03.
“Change of Control Purchase Price” has the meaning assigned to such term in Section 4.03.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, and includes, without limitation, all series and classes of such Common Stock.
“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.
“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
“Consolidated Net Tangible Assets” means, as of any date on which the Company effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under Capital Leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on the Company's most recent consolidated balance sheet and computed in accordance with GAAP applied on a consistent basis.
“Continuing Director” means, as of any date of determination, any member of the Company's board of directors who:
(1)    was a member of the Company's board of directors on the date of the indenture; or
(2)    was nominated for election, elected or appointed to the Company's board of directors with the approval of a majority of the Continuing Directors who were members of the Company's board of directors at the time of such nomination, election or appointment.
“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.02 hereof, substantially in the form of Exhibit A hereto except that such Note will not bear the Global Note Legend.
“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.01 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Second Supplemental Indenture.
“DTC” has the meaning assigned to such term in Section 2.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.
“Global Note Legend” means the legend set forth in Section 2.02(f), which is required to be placed on all Global Notes issued under this Second Supplemental Indenture.
“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A hereto issued in accordance with Section 2.01 hereof.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate lock agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk;
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and
(4)    other agreements or arrangements designed to protect such Person against fluctuations in equity prices.
“Holder” means a Person in whose name a Note is registered.

“Indebtedness” of any specified Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or that is evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person (but does not include contingent liabilities which appear only in a footnote to a balance sheet). In addition, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of the specified person in accordance with GAAP:

(1)	all Indebtedness of others secured by a lien on any asset of the specified person (whether or not such Indebtedness is assumed by the specified person); and

(2)	to the extent not otherwise included, any guarantee by the specified person of Indebtedness of any other person.
“Indenture” means the Base Indenture, as supplemented by this Second Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.
“Independent Investment Banker” means the Reference Treasury Dealer appointed by the Company.
“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.
“Initial Notes” means the first $500,000,000 aggregate principal amount of Notes issued under this Second Supplemental Indenture on the date hereof.
“Investment Grade” means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating category of Moody's) and rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).
“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).
“Moody's” means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.
“Notes” has the meaning assigned to it in the preamble to this Second Supplemental Indenture. The Initial Notes and the Additional Notes will be treated as a single class for all purposes under this Second Supplemental Indenture, and unless the context otherwise requires, all references to the Notes will include the Initial Notes and any Additional Notes.
“Optional Redemption Date” has the meaning assigned to such term in Section 3.03.
“Par Redemption Date” has the meaning assigned to such term in Section 3.03.
“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.
“Permitted Liens” means:

(1)Liens on any of the Company's or its subsidiaries' assets, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 18 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;
(2)(a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 18 months after such acquisition (or be a Lien securing a renewal, extension, refinancing, replacement or refunding of such an obligation and for which a Lien was previously given in accordance with this Subsection (2)) and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;
(3)Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;
(4)Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the Company's books or the books of any of the Company's subsidiaries in conformity with GAAP;
(5)Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;
(6)Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect the Company from fluctuations in interest rates, currencies, equities or the price of commodities;
(7)Liens in favor of only the Company or one or more of its Subsidiaries;
(8)inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;
(9)statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;
(10)Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(11)Liens consisting of deposits of Property to secure the Company's statutory obligations or those of any of its subsidiaries in the ordinary course of its business;
(12)Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16⅔% of the annual fixed rentals payable under such lease;
(13)Liens consisting of deposits of Property to secure (or in lieu of) surety or appeal bonds in proceedings to which the Company is a party in the ordinary course of its business, but not in excess of $25,000,000;

(14)Liens securing Specified Non-Recourse Debt, so long as the aggregate outstanding amount of the obligations secured thereby does not exceed $75,000,000 at any one time; and
(15)Liens (i) of a collection bank on the items in the course of collection in the ordinary course of business, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are customary in the banking industry and (iii) attaching to other prepayments, deposits or earnest money in the ordinary course of business.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.
“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.
“Rating Agency” means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company's control, a Substitute Rating Agency in lieu thereof within the meaning of Rule 15c3-1(e)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for Moody's or S&P, or both, as the case may be.
“Rating Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the public announcement of the Company's intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating change by either of the Rating Agencies). If either Rating Agency is not providing a rating of the notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period.
“Redemption Date” has the meaning assigned to such term in Section 3.03.
“Reference Treasury Dealer” means J.P. Morgan Securities LLC and Goldman, Sachs & Co. (or their respective affiliates that are primary U.S. Government securities dealers), and their respective successors, and any other reference Treasury dealer we select or, if at any time any of the above is not a primary U.S. Government securities dealer, one other nationally recognized investment banking firm selected by us that is a primary U.S. Government securities dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.
“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date for such redemption; provided that if such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“S&P” means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Second Supplemental Indenture” means this Second Supplemental Indenture, dated as of the date hereof, by and among the Company and the Trustee, governing the Notes, as amended, supplemented or otherwise modified from time to time in accordance with the Base Indenture and the terms hereof.
“Specified Non-Recourse Debt” means any account or trade receivable factoring, securitization, sale or financing facility, the obligations of which are non-recourse (except with respect to customary representations, warranties, covenants and indemnities made in connection with such facility) to the Company.
“Stockholders' Equity” means, as of any date of determination, stockholders' equity as reflected on the most recent consolidated balance sheet available to the Company prepared in accordance with GAAP.
“subsidiary” of any specified Person means any corporation, limited liability company, limited partnership, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of the Company's board of directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.
“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as the third Business Day immediately preceding that Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Business Day.
“Voting Stock” of any specified person as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2
THE NOTES

Section 2.01. Form and Dating. (a) General. The Notes and the Trustee's certificate of authentication included thereon will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes will be in denominations of $2,000 with integral multiples of $1,000 in excess thereof.
The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon). Notes issued in definitive form will be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon). Each Global Note will represent such of the outstanding Notes as will be specified therein and each will provide that it will represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the custodian of the Notes, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.02 hereof. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.02. Transfer and Exchange. (a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:
(i)such Depositary (A) has notified the Company that it is unwilling or unable to continue its services as Depositary for such Global Security and no successor Depositary has been appointed within 90 days after such notice or (B) ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934 when the Depositary is required to be so registered to act as the Depositary and so notifies the Company, and no successor Depositary has been appointed within 90 days after such notice;
(ii)the Company determines at any time that the Notes shall no longer be represented by Global Notes and shall inform such Depositary of such determination and participants in such Depositary elect to withdraw their beneficial interests in the Notes from such Depositary, following notification by the Depositary of their right to do so; or
(iii)such exchange is made following the request by or on behalf of at least 25% of the Beneficial Owners seeking to exercise or enforce their rights under the Securities during the continuance of an Event of Default.

Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes will be issued in such names and in any approved denominations as the Depositary will instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.06 and 2.07 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.02 or Sections 2.06 or 2.07 of the Base Indenture, will be authenticated and delivered in the form of, and will be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.02(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.02(b), (c) or (g) hereof.
(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Second Supplemental Indenture and customary procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:
(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions will be required to be delivered to the Registrar to effect the transfers described in this Section 2.02(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.02(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:
(A)a written order from a Participant or an Indirect Participant given to the Depositary in accordance with customary procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; or
(B)instructions given in accordance with customary procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Second Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee will adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.02(g) hereof.
(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then the transferor of such beneficial interest must deliver to the Registrar a written order from a Participant or an Indirect Participant given to the Depositary in accordance with customary procedures containing information regarding the beneficial interest to be so exchanged or transferred and the recipient of the Definitive Note.
Upon satisfaction of the conditions set forth in this (c)Section 2.02(c), the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.02(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.02(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.
Notwithstanding the foregoing, any exchange or transfer of a beneficial interest in a Global Note for a Definitive Note contemplated by this Section 2.02(c) shall only be permitted if (i) the Company determines at any time that the Notes shall no longer be represented by Global Notes and shall inform such Depositary of such determination or (ii) such exchange or transfer is made upon request by or on behalf of at least 25% of the Beneficial Owners seeking to exercise or enforce their rights under the Securities during the continuance of an Event of Default.
(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.
If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.
A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note.
(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder's compliance with the provisions of this Section 2.02(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by his attorney, duly authorized in writing. In addition, the requesting Holder will provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.02(e).

(f) Legends. The following legends will appear on the face of all Global Notes issued under this Second Supplemental Indenture unless specifically stated otherwise in the applicable provisions of this Second Supplemental Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.02(A) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.09 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.09 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the custodian of the Notes at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the custodian of the Notes at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon the Company's order or at the Registrar's request.
(ii) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 4.03 hereof and Sections 2.07 and 9.04 of the Base Indenture).
(iii) The Registrar will not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.
(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Second Supplemental Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.
(v) The Company will not be required:
(A) to issue, to register the transfer of or to exchange any Notes during a period of 15 days before the day of any selection of Notes for redemption under Section 3.02 of the Base Indenture and ending at the close of business on the day of selection;
(B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or
(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company will be affected by notice to the contrary.
(vii) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.03 of the Base Indenture.
(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar or Trustee pursuant to this Section 2.02 to effect a registration of transfer or exchange may be submitted by facsimile.
(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Second Supplemental Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Second Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
(x) Neither the Trustee nor any Agent shall have any liability or responsibility for any actions taken or not taken by the Depositary.

Section 2.03. Issuance of Additional Notes. The Company will be entitled, upon delivery of an Officer's Certificate and an Opinion of Counsel, to issue Additional Notes under this Second Supplemental Indenture which will have identical terms as the Initial Notes issued on the date hereof, other than with respect to the date of issuance and issue price. The Initial Notes issued on the date hereof and any Additional Notes issued will be treated as a single class for all purposes under this Second Supplemental Indenture.

The Company shall not be entitled to issue Additional Notes under this Second Supplemental Indenture if such Additional Notes would not be fungible with the Initial Notes for U.S. federal income tax purposes.
With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officer's Certificate, a copy of each which will be delivered to the Trustee, the following information:
(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Second Supplemental Indenture; and
(b) the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01. Notice of Redemption; Selection of Securities. The Company will send electronically or by first class mail notice of any redemption at least 30 days but not more than 60 days before the Redemption Date (as defined below) to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Section 3.01 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis, by lot or by such method the Trustee deems to be fair and appropriate.

Section 3.02. Notes Redeemed in Part. No Notes of $2,000 or less can be redeemed in part.

Section 3.03. Optional Redemption. (a) At any time before December 15, 2022, the Company may, on any one or more occasions, redeem, in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the date of redemption or purchase (“Optional Redemption Date”) (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date):
(i)100% of the aggregate principal amount of the Notes to be redeemed; or
(ii)the sum of the present values of the Remaining Scheduled Payments due on such Notes, discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest thereon to the Optional Redemption Date.

Calculation of the foregoing shall be made by the Company or on the Company's behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.
(b) At any time on or after December 15, 2022, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the date of redemption or purchase (“Par Redemption Date”; and the Par Redemption Date and the Optional Redemption date, each, a “Redemption Date”) (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Section 3.04. Mandatory Redemption. The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4
PARTICULAR COVENANTS

Section 4.01. Limitation on Liens. (a) The Company will not, and will not permit any of its subsidiaries to create or incur any Lien on any of its Properties or Properties of its subsidiaries, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any of its Indebtedness or that of any of its subsidiaries, without effectively providing that the Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:
(i)Liens existing as of the issue date of the Notes;
(ii)Liens granted after the issue date of the Notes created in favor of the Holders of the Notes;
(iii)Liens securing the Company's Indebtedness or the Indebtedness of its subsidiaries which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture so long as such Liens are limited to all or part of substantially the same Property which secured the Liens extended, renewed or replaced and of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal or refinancing); and
(iv)Permitted Liens.

(b) Notwithstanding Section 4.01(a), the Company and its subsidiaries may, without securing any series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in Section 4.01(a), if after giving effect thereto, Aggregate Debt does not exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien.

Section 4.02. Limitation on Sale and Lease-Back Transactions. (a) The Company will not, and will not permit any of its subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:
(i)such transaction was entered into prior to the issue date of the Notes;
(ii)such transaction involves a lease for less than three years;

(iii)the Company or such subsidiary would be entitled to incur Indebtedness secured by a mortgage on the Property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to Section 4.01(a) above; or
(iv)the Company applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of its long-term Indebtedness within 270 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, the Company may deliver the Notes or other Securities to the trustee therefor for cancellation, such Notes or other Securities to be credited at the cost thereof to the Company.

(b) Notwithstanding Section 4.02(a), the Company or any of its subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed 15% of Consolidated Net Tangible Assets calculated as of the closing date of the sale and lease-back transaction.

Section 4.03. Offer to Purchase Upon Change of Control Triggering Event. (a) Upon the occurrence of a Change of Control Triggering Event (the date of such occurrence, the “Change of Control Date”), each Holder shall have the right to require the Company to purchase such Holder's Notes in whole or in part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Purchase Date”), pursuant to and in accordance with the offer described in this Section 4.03 (the “Change of Control Offer”).

(b) Within 30 days following the Change of Control Date the Company shall send, electronically or by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:
(i)that the Change of Control Offer is being made pursuant to this Section 4.03 and that all Notes validly tendered will be accepted for payment;
(ii)the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day that is no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”) other than as may be required by law;
(iii)that any Note not tendered will continue to accrue interest;
(iv)that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall default in the payment of the Change of Control Purchase Price of the Notes and the only remaining right of the Holder is to receive payment of the Change of Control Purchase Price upon surrender of the Notes to the Paying Agent;
(v)that Holders electing to have a portion of a Note purchased pursuant to a Change of Control Offer may only elect to have such Note purchased in an amount equal to $2,000 or an integral multiple of $1,000 in excess thereof;
(vi) that if a Holder of a definitive Note elects to have a Note purchased pursuant to the Change of Control Offer it will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or Holders of Global Notes must transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;
(vii) that a Holder will be entitled to withdraw its election if the Company receives, not later than the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes such Holder delivered for purchase, and a statement that such Holder is withdrawing its election to have such Note purchased; and
(viii)that if Notes are purchased only in part a new Note of the same type will be issued in principal amount equal to the unpurchased portion of the Notes surrendered.

(c) On or before the Change of Control Payment Date, the Company shall, to the extent lawful, accept for payment, all Notes or portions thereof validly tendered pursuant to the Change of Control Offer, and shall deliver to the Trustee an Officer's Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.03. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and, in the case of a definitive Note, the Company shall promptly issue a new Note, and the Trustee, upon receipt of a Company Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an offer hereunder. To the extent the provisions of any securities laws or regulations conflict with the provisions under this Section 4.03, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.03 by virtue thereof.
(e) The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner and at the times required and otherwise in compliance with the requirements for such an offer made by the Company, and such third party purchases all notes properly tendered and not withdrawn under its offer.

ARTICLE 5
SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets. The Notes shall not have the benefits of Section 10.01 of the Base Indenture. The following Section 5.01 replaces Section 10.01 of the Base Indenture in its entirety with respect to the Notes.

The Company shall not merge or consolidate with any other Person or Persons (whether or not affiliated with the Company) or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property or assets to any other Person or Persons (whether or not affiliated with the Company), unless:
(i)either: (A) the transaction is a merger or consolidation and the Company is the surviving entity; or (B) the successor Person (or the Person which acquires by sale, conveyance, transfer or lease all or substantially all of the Company's property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, if required by law to effectuate the assumption, by a supplemental indenture, all of the Company's obligations under the Notes and the Indenture;
(ii)immediately after giving effect to the transaction and treating the Company's obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the Indenture; and
(iii)an Officer's Certificate is delivered to the Trustee to the effect that both of the conditions set forth in clauses (i) and (ii) above have been satisfied and an Opinion of Counsel has been delivered to the Trustee to the effect that condition (i) set forth above has been satisfied and/or that any conditions precedent in connection with this Second Supplemental Indenture have been satisfied in accordance with the terms of the Base Indenture.

In the event of any of the above transactions, if there is a successor person as described in paragraph (i)(B) immediately above, then the successor will expressly assume and be bound by all of the Company's obligations and duties under the Indenture and automatically be substituted for the Company in the Indenture and as issuer of the Notes and may exercise every right and power of the Company under the Indenture with the same effect as if such successor person had been named in the Company's place in the Indenture. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), the Company will be discharged from all obligations and covenants under the Indenture and all Notes issued thereunder.

ARTICLE 6
MISCELLANEOUS

Section 6.01. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

Section 6.02. Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 6.03. Successors. All agreements of the Company in this Second Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Second Supplemental Indenture will bind its successors.

Section 6.04. Severability. In case any provision in this Second Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 6.05. Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.06. Table of Contents, Headings, Etc. The Table of Contents and Headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 6.07. Validity or Sufficiency of Second Supplemental Indenture. The Trustee is not responsible for the validity or sufficiency of this Second Supplemental Indenture, or for the recitals contained herein.

Section 6.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signatures on following page]

SIGNATURES
Dated as of March 18, 2013

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Bruce E. Kiddoo
	Name:	Bruce E. Kiddoo
	Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION
as Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

[SIGNATURE PAGE TO SECOND SUPPLEMENTAL INDENTURE]

EXHIBIT A
(Face of Note)
[IF THIS NOTE IS TO BE A GLOBAL NOTE, INSERT:]
“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.02 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO ýSECTION 2.02(A) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.09 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

CUSIP: 57772K AB7
ISIN: US57772KAB70
3.375% Senior Notes due 2023
No. 1     $500,000,000
MAXIM INTEGRATED PRODUCTS, INC.
promises to pay to Cede & Co. or registered assigns, the principal sum of $500,000,000 Dollars on March 15, 2023.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

MAXIM INTEGRATED PRODUCTS, INC.

By:
Name:
Title:

Date of Authentication: March 18, 2013
This is the Global Note referred to in the
within-mentioned Second Supplemental Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

(Back of Note)
3.375% Senior Notes due 2023
Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1.INTEREST. Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 3.375% per annum from the date hereof until maturity. The Company will pay interest semi-annually on March 15 and September 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be September 15, 2013. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
2.METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.04 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Paying Agent and Registrar or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Definitive Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Trustee will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
3.PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.
4.INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of June 10, 2010, between the Company and the Trustee, as amended by the Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of March 18, 2013, between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Second Supplemental Indenture, the provisions of the Second Supplemental Indenture will govern and be controlling.

The Company will be entitled to issue Additional Notes pursuant to Section 2.03 of the Second Supplemental Indenture.
5.OPTIONAL REDEMPTION. (a) At any time before December 15, 2022, the Company may, on any one or more occasions, redeem, in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the date of redemption or purchase (“Optional Redemption Date”) (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date):
(i) 100% of the aggregate principal amount of the Notes to be redeemed; or
(ii)the sum of the present values of the Remaining Scheduled Payments due on such Notes, discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest thereon to the Redemption Date.

Calculation of the foregoing shall be made by the Company or on the Company's behalf by such Person as the Company shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.
(b)    At any time on or after December 15, 2022, the Company may, on any one or more occasions, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, on the principal amount of the Notes being redeemed to, but excluding, the date of redemption or purchase (“Par Redemption Date”; and the Par Redemption Date and the Optional Redemption date, each, a “Redemption Date”) (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).
On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.
6.MANDATORY REDEMPTION. Except as set forth in paragraph 7, the Company shall not be required to make mandatory redemption payments with respect to the Notes.
7.REPURCHASE AT OPTION OF HOLDER. Upon the occurrence of a Change of Control Triggering Event, the Company will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.
8.NOTICE OF REDEMPTION. The Company will send electronically or by first class mail notice of any redemption at least 30 days but not more than 60 days before the Redemption Date (as defined below) to each Holder of the Notes to be redeemed setting forth the information to be stated in such notice as provided in Section 3.02 of the Base Indenture. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee on a pro rata basis, by lot or by such method the Trustee deems to be fair and appropriate.
9.DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. Notes may be transferred or exchanged as provided in the Second Supplemental Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Second Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
10.PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.
11.AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, amendments or modifications to the Second Supplemental Indenture or the Notes may be made with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes affected by the amendment or modification, and compliance by the Company with any provision of the Indenture with respect to the Notes may be waived by written notice to the trustee by the Holders of a majority of the aggregate principal amount of the outstanding Notes affected by the waiver. Without the consent of any Holder of Notes, the Second Supplemental Indenture or the Notes may be amended or modified in order to, among other things: cure any ambiguity, defect or inconsistency; secure the Notes, add events of default, covenants or guarantees with respect to the Notes or make any other change that would provide any additional rights or benefits to the Holders of the Notes; obtain or maintain the qualification of the Indenture under the Trust Indenture Act; or make any other change that does not adversely affect the interests of any Holder of Notes. Subject to certain exceptions, the Holders of at least a majority in principal amount of the outstanding Notes may on behalf of the Holders of all Notes waive the Company's compliance with provisions of the Indenture and waive any past default under the Indenture with respect to the Notes and its consequences.
12.DEFAULTS AND REMEDIES. An “EVENT OF DEFAULT” occurs if there is:
(i) default in the payment of any installment of interest upon any Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or
(ii) default in the payment of the principal of, or premium, if any, on any Notes as and when the same shall become due and payable whether at maturity, upon redemption, by declaration, repayment or otherwise; or
(iii) failure on the part of the Company to observe or perform any other of the covenants in the or agreements on the part of the Company in respect of the Notes contained in the Indenture for 90 days after notice to the Company; or
(iv) an event of default with respect to any other Indebtedness of the Company which results in the acceleration of such Indebtedness in an amount in excess of $50,000,000 without such acceleration having been rescinded or annulled within 30 days after written notice to the Company; or
(v) the occurrence of certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries as set forth in Sections 6.01(f) and 6.01(g) of the Base Indenture.

If any Event of Default occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by the Holders), declare all the Notes to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all of the Notes. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Notes. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it, in good faith, determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or in respect if a covenant or a provision that cannot be modified or amended without the consent of all Holders of the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
13.TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.
14.NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder, of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.
15.AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
16.ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
17.CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the Second Supplemental Indenture. Requests may be made to:

Maxim Integrated Products, Inc.
160 Rio Robles
San Jose, CA 95134
Facsimile No.: (408) 601-1833
Attention: General Counsel

ASSIGNMENT FORM
To assign this Note, fill in the form below:

(I) or (we) assign and transfer
this Note to:
(Insert assignee's legal name)

(Insert assignee's social security number or tax identification number)

(Print or type assignee's name, address and zip code)

and irrevocably appoint _________________________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE
If you want to elect to have this Note purchased by the Company pursuant to Section 4.03 of the Second Supplemental Indenture, check the box below:
☐    Section 4.03
If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.03 of the Second Supplemental Indenture, state the amount you elect to have purchased: $

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in the principal amount of this Global Note have been made:

Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase or decrease	Signature of authorized signatory of Trustee